                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Richard I. Beattie, has authorized and designated each of Roger C. Altman, Robert B. Walsh, Adam B. Frankel, Paul
Pensa, Andrew Ford and Michael Riordan to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange
Commission as a result of the undersigned's ownership of or transactions in securities of Evercore Partners Inc. The authority of Roger C. Altman, Robert B.
Walsh, Adam B. Frankel, Paul Pensa, Andrew Ford and Michael Riordan under this
Statement shall continue until the undersigned is no longer required to file
Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Evercore Partners Inc., unless earlier revoked in writing. The undersigned acknowledges that Roger C. Altman, Robert B. Walsh, Adam B. Frankel, Paul Pensa,
Andrew Ford and Michael Riordan are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of
1934.

                                        By:   /s/ Richard I. Beattie
                                              ----------------------------------
                                        Name: Richard I. Beattie

                                        Date: February 22, 2010